DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
MDU Resources Group, Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share.
DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our Amended and Restated Certificate of Incorporation, as amended to date (our “certificate of incorporation”), our Amended and Restated Bylaws, as amended to date (our “bylaws”), and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This summary is not complete. You should read our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, for the provisions that are important to you.
Authorized and Outstanding Capital Stock
Our certificate of incorporation authorizes us to issue 502,000,000 shares of stock, divided into two classes:

•	500,000,000 shares of common stock, $1.00 par value per share; and

•	2,000,000 shares of preferred stock, $100 par value per share.
Common Stock
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) out of legally available funds.
Voting Rights
Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.
Our bylaws provide for a majority voting standard for the election of directors in an uncontested election and a plurality voting standard in the event the number of nominees exceeds the number of directors to be elected.
Liquidation Rights
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.
Other Rights
Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Our common stock is not liable to further calls or assessment. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that are outstanding are fully paid and non-

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assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of any shares of our preferred stock we may authorize and issue in the future.
Preferred Stock
Our certificate of incorporation authorizes our Board to issue up to 2,000,000 shares of preferred stock, from time to time in one or more classes or series, generally without any vote or action by the holders of our common stock. Our Board will be authorized to determine the number of shares and designation of any class or series of preferred stock and the powers, rights, preferences and privileges of each class or series of preferred stock, including, the dividend rate, dividend rights, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms of any class or series of preferred stock, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.
The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Provisions of our Certificate of Incorporation and our Bylaws and Certain Provisions of Delaware Law That Could Delay or Prevent a Change in Control
Our certificate of incorporation, bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.
Authorized but Unissued Capital Stock
The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing rules of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Number of Directors, Vacancies, Removal of Directors
Our certificate of incorporation provides that our Board will have at least six and at most 15 directors. A majority of the Board decides the exact number of directors at a given time. A majority of the directors then in office fill any new directorships created by the Board and any vacancies.
Under the laws of the state of Delaware, our directors may be removed by a majority of the shares then entitled to vote in an election of directors. However, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders, which includes the removal of directors, must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. Our certificate of incorporation prevents stockholders from calling a special meeting.
No Cumulative Voting

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Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not provide for cumulative voting. Accordingly, a holder or group of holders of a majority of the shares of our common stock are able to elect all of the directors.
Requirements for Advance Notification of Shareholder Meetings, Director Nominations and Shareholder Proposals
Our bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders and not later than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting of stockholders. In order for any matter to be “properly brought” before an annual meeting, a stockholder will have to comply with these advance notice requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
In addition, our bylaws also provide for proxy access, pursuant to which a qualifying stockholder, or a group of up to 20 such stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, will generally be able to nominate and include in our proxy materials for an annual meeting of stockholders, qualifying director nominees constituting up to the greater of two nominees or 20% of the total number of directors of the Company; provided that the qualifying stockholder(s) and director nominee(s) satisfy the eligibility, procedural and other requirements specified in our bylaws, including that notice of a nomination be delivered to our secretary not less than 120 days or more than 150 days before the first anniversary of the date that we first sent our proxy statement to stockholders for the prior year’s annual meeting.
Stockholder Action by Written Consent; Special Meeting of Stockholders
Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by the Board.
Provisions of Delaware Law That Could Delay or Prevent a Change in Control
We are subject to the provisions of Section 203 of the DGCL. With some exceptions, this law prohibits us from engaging in some types of business combinations with a person who owns 15% or more of our outstanding voting stock for a three-year period after that person acquires the stock. This prohibition does not apply if:

•	our Board approved the business combination or the transaction of our stock before the person became an interested stockholder;

•
upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of our outstanding voting stock outstanding at the time of the transaction, excluding certain shares; or

•	at or subsequent to such time the business combination is approved by the Board and by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any

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entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any Internal Corporate Claims. As defined in our bylaws, “Internal Corporate Claims” means claims, including claims in the right of the Company, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware. Although we have included a choice of forum clause in our bylaws, it is possible that a court could rule that such clause is inapplicable or unenforceable.
Transfer Agent; Registrar
The transfer agent and registrar for our common stock is EQ Shareowner Services.
Listing
Our common stock is listed on the New York Stock Exchange and trades under the symbol “MDU.”

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